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                                                                  EXHIBIT 10.18

                            [WebSideStory Letterhead]

March 23, 2004                                         **UPDATED**

Tom Willardson
P.O. Box 676283
Rancho Santa Fe, CA  92067

Dear Tom:

WebSideStory is pleased to offer you the position of chief financial officer, reporting to Jeff Lunsford, President and CEO. Our offer is contingent on and subject to approval by the board of directors of the company and includes the following terms and conditions:

      - A start date to be agreed upon. We would like to have you start as soon as possible.

      - A bi-weekly salary in the amount of $8,269.23 ($215,000 on an annual basis.)

      - Non-statutory stock options (NSOs) to purchase 350,000 shares of the company's common stock, vesting over 4 years with the first 25% not vesting until your first anniversary with the Company. The exercise price of the options is $1.50 per share. These options will also be subject to the terms and conditions of the Company's 2000 Equity Incentive Plan and related agreements.

      - Eligibility for a $35,000 annual bonus (prorated for 2004 based on hire date), contingent on the achievement of WebSideStory's annual revenue, net income and bookings targets. Documentation of the plan will be provided the first week of your employment.

      - If within your first two (2) years of employment with WebSideStory there is a change of control of the company and you are terminated without cause, then a) 50% of your options remaining unvested at the date of such termination will immediately vest, and b) you will receive nine (9) months severance pay. In the event of a change of control of WebSideStory after you have been with WebSideStory two
            (2) years or more and you are terminated without cause then a) 75% of your options remaining unvested at the date of such termination will immediately vest. and b) you will receive nine (9) months severance pay. The definitions of "change of control" and "cause" are set forth in exhibit A.

You are also eligible to participate in WebSideStory's benefit plans including medical, dental, life, and disability insurance. You will receive three weeks of accrued vacation each year. Additionally, WebSideStory offers an on-site fitness center, tuition reimbursement, 401(k) plan, credit union, and other attractive benefits. Further information about the Company's benefits will be provided to you on your first day.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at WebSideStory.

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Tom Willardson
Page 2 of 2

Additionally, a condition of this offer and of your employment with WebSideStory is the maintenance of the confidentiality of WebSideStory's proprietary and confidential information and compliance with the Company's policies and procedures as set forth in its Employee Handbook. Accordingly, you will be required to execute the Company's Employee Confidentiality and Inventions Agreement and the Employee Handbook on your first day of employment.

If you wish to accept our offer of employment, please sign and return the enclosed copy of this letter in the enclosed envelope to me (or, confidential fax: 858-546-0697.) Your signature below will indicate your understanding that no other promises or representations have been made to you and that you understand that you will be an at-will employee. Either party may end the relationship at any time. This offer is not a contract of employment, and the terms of employment are subject to change.

We are excited to have you join WebSideStory and know that it will be a mutually rewarding working relationship.

Very truly yours,

/s/ Sheryl Roland

Sheryl Roland
Vice President, Human Resources

ACCEPTANCE

      I have read, understand, and accept the foregoing terms and conditions of my offer of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the "at-will" term of my employment (i.e., my right and WebSideStory's right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified except in a writing signed by me and the president of WebSideStory. I understand and agree that any contrary representation or agreements, which may have been made to me, are superseded by this offer and my acceptance of the same.

Approved and accepted:

/s/ Tom Willardson
--------------------------------------        ----------
Tom Willardson                                Start Date

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                                    Exhibit A

A "CHANGE OF CONTROL" is defined as (A) a merger or consolidation of the Company with or into another corporation or other entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporate is held by persons who are shareholders of the Corporation immediately prior to such event); (B) the sale or transfer of all or substantially all of the properties and assets of the Company; (C) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase;
(D) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Company; or (E) of any other change of control of fifty percent (50%) or more of the outstanding voting power of the Company in a single transaction or series of related transactions, but for purposes of this subsection (E) excluding an underwritten public offering by the Company of shares of Common Stock or other securities.

"CAUSE" is defined as: (i) acts or omissions constituting gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct on the part of the Executive with respect to Executive's obligations or otherwise relating to the business of the Company;
(ii) Executive's material breach of any agreement between Executive and Company (to include Company policies and practices); (iii) Executive's conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude; or (iv) Executive's willful neglect of duties or failure to satisfactorily perform stated duties.